Exhibit 10.2

Sezzle Director Agreement

This Sezzle Director Agreement (the “Agreement”) is entered into as of ___________ (the “Effective Date”) by and between Sezzle (the “Company”) and ______________ (the “Director”).

The parties agree as follows:

1. Services. Director agrees to serve as a board member for the Company performing such duties and responsibilities as are customarily related to such position in accordance with Company’s bylaws and applicable law, and provide advice and assistance to the Company from time to time as mutually agreed to by the parties (collectively, the “Services”). These services often represent themselves in the form of attending board meetings via phone or web conference, reviewing investor updates and answering and advising the management team on questions relevant to the Director’s expertise.

2. Compensation. In exchange for Services, Director shall be entitled to receive stock options. The exercise price is equal to the fair market value of the Company’s Common Stock (currently $0.05 per share). The details of these stock options will be documented in the applicable Stock Option Agreement to be entered into by Director and the Company as contemplated on the signature page hereto. The stock options will fully vest in the event of an acquisition or a change of control. The Company shall issue the stock options within 60 days from the date this Agreement is executed by both parties.

3. Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with the Company’s expense reimbursement guidelines.

4. Term and Termination. The term of this Agreement shall continue until terminated by either party for any reason upon five (5) days prior written notice without further obligation or liability.

5. Independent Contractor. Director’s relationship with the Company will be that of an independent contractor and not that of an employee. Director will not be eligible for any employee benefits, nor will the Company make deductions from payments made to the Director for employment or income taxes, all of which will be the Director’s responsibility. Director will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

6. Nondisclosure of Confidential Information.

a. Agreement Not to Disclose. Director agrees not to use any Confidential Information (as defined below) disclosed to Director by the Company for Director’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Director agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than agents of the Company or persons to whom the Company consents to such disclosure. Upon request by the Company, any materials or documents that have been furnished by the Company to Director in connection with the Services shall be promptly returned by the Director to the Company.

b. Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that: (i) is in the possession of Director at the time of disclosure, as shown by Director’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Director. Notwithstanding the foregoing, the Director may disclose Confidential Information with the prior written approval of the Company or pursuant to the order or requirement of a court, administrative agency or another governmental body.

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

7. No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or any other intellectual property right of the Company, nor shall this Agreement grant Director any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

8. Assignment of Intellectual Property. To the extent that Director jointly or solely conceives, develops or reduces to practice any new inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws or other intellectual property which would be deemed to be Confidential Information of the Company (collectively, “Intellectual Property”) which clearly relates to the Company’s business or technology and has been created by the Director solely in the course of the performance of Services such as in correspondence, e-mails, meetings or meetings relating to the Company, Director hereby acknowledges that it is “work made for hire” for the benefit of the Company and hereby assigns all rights, titles, and interest to such Intellectual Property to the Company.

9. Duty to Assist. As requested by the Company and only with respect to Intellectual Property created by Director for the Company as provided in paragraph 8 above, Director shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any such Intellectual Property right. Director’s obligation to assist the Company shall continue beyond the termination of Director’s relationship with the Company, but the Company shall compensate Director at a reasonable rate after the termination of such relationship for time actually spent at the Company’s request providing such assistance.

10. Company’s Right to Disclose. The Company shall have the right to disclose the existence of this Agreement, Director’s status as a Director, and to include Director’s name, image and profile in various promotional materials, including, but not limited to, executive summaries and the Company’s world wide web page.

11. No Conflicts. Director represents that Director’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Director may have to any other person or entity (such as a present or former employer), and Director agrees that Director will not do anything in the performance of Services hereunder that would violate any such duty. In addition, the Director agrees that, during the term of this Agreement, the Director shall promptly notify the Company in writing of any direct competitor of the Company which Director is also performing services. It is understood that in such event, the Company will review whether the Director’s activities are consistent with Director remaining as a director of the Company.

12. Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the parties. So long as you continue to serve as a director to the Company, you hereby consent to the Company including your name on its marketing materials, Web site or private placement memo, or offering materials as a director of the Company. This Agreement, including any schedules hereto, constitute the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State listed on the signature page, without giving effect to the principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

14. Assignment. This Agreement shall not be assignable by either party.

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

15. Severability. If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to the full extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

The parties have duly executed this Agreement as of the date first written above.

Company	Director

By:	By:
Name:	Name:
Title:	Date:
Date:	Address:

Sezzle Inc. | sezzle.com | (651) 504-5294 | 251 1st Ave N, Ste 200, Minneapolis, MN 55401

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